UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2019 (June 7, 2019)

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001	VNDA	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously disclosed, on May 6, 2019, in the qui tam action filed against Vanda Pharmaceuticals Inc. (the “Company”) in the United States District Court for the District of Columbia (the “DC District Court”) and titled United States ex rel. Richard Gardner v. Vanda Pharmaceuticals Inc. (the “qui tam action”), the plaintiff, Richard Gardner, filed an amended complaint. According to a filing unsealed on June 7, 2019, the U.S. Department of Justice (the “DOJ”) reviewed the amended complaint and reaffirmed its decision not to intervene in the qui tam action. In that filing, the DOJ also incorporated its prior filing indicating that neither the U.S. nor the plaintiff states were intervening regarding the original complaint. The amended complaint is brought on behalf of the U.S., 28 states and the District of Columbia (collectively, the “Plaintiff States”), and the policyholders of certain insurance companies under the Federal False Claims Act and related state laws. It alleges that the Company violated these laws through the promotion and marketing of its products Fanapt® and HETLIOZ®. It seeks, among other things, treble damages, civil penalties for each alleged false claim, and attorneys’ fees and costs.

The amended complaint was unsealed by the DC District Court on June 7, 2019. The plaintiff may litigate this action and the DOJ and the Plaintiff States may later seek to intervene in the action. The Company has waived service of the amended complaint and intends to defend itself vigorously in the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2019	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
	Name:	Timothy Williams
	Title:	Senior Vice President, General Counsel and Secretary